Second Amendment Agreement
to

Re: Note Purchase Agreements Dated as of September 10, 2001

and 7.56% Secured Notes due September 10, 2011

Dated as of

May 13, 2002

To Each of the holders listed in Schedule A to this Second Amendment Agreement

Ladies and Gentlemen:

Reference is made to (i) the separate Note Purchase Agreements each dated as of September 10, 2001 as amended by the First Amendment Agreement dated as of March 12, 2002, (the "First Amendment Agreement") among the Obligors (defined below) and each of you (the "Existing Note Purchase Agreements" and, as amended hereby, the "Note Purchase Agreements"), among Astec Industries, Inc., a Tennessee corporation (the "Company"), Astec Financial Services, Inc., a Tennessee corporation ("Financial" and, together with the Company, the "Obligors"), and the holders named on Schedule A attached thereto, respectively, (ii) the $80,000,000 aggregate principal amount of 7.56% Senior Secured Notes due September 10, 2011 of the Obligors, as amended by the First Amendment (the "Existing Notes" and, as amended hereby, the "Notes") and (iii) the Pledge Agreement dated as of September 10, 2001 between the Company and the Collateral Agent (the "Pledge Agreement").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors request the amendment of certain provisions of the Existing Note Purchase Agreements and the Existing Notes as hereinafter provided.

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Obligors of similar acceptances from the holders of the Existing Notes, this Second Amendment Agreement shall constitute a contract between us amending the Existing Note Purchase Agreements and the Existing Notes, in each case, as of May 13, 2002, but only in the respects hereinafter set forth:

Section 1. Omnibus Amendment.

In the event that the Leverage Ratio is greater than 3.00 to 1.00 as of the last day of any fiscal quarter of the Obligors beginning with the fiscal quarter ending March 31, 2002, the Notes shall bear an additional amount of interest (in addition to the stated rate of interest or the stated overdue rate of interest and in addition to the additional amount accrued from January 1, 2002 to March 31, 2002, pursuant to the First Amendment Agreement) equal to the respective percentage per annum (the "Percentage") on the unpaid principal amount of the Notes for the immediately succeeding fiscal quarter (such additional amount of interest being referred to as the "Additional Amount") which corresponds to the respective Leverage Ratio as of the last day of each such fiscal quarter, as set forth in the chart below:

Leverage Ratio	Percentage
3.0:1.0<X<3.5:1.0	.375%
3.5:1.0<X<4.0:1.0	.625%
4.0:1.0<X<4.5:1.0	.875%
4.5:1.0<X<5.0	1.125%
>5.0	1.375%

All accrued and unpaid Additional Amounts shall be paid concurrently with the payment of all other accrued and unpaid interest on the Notes. The Obligors and each of the holders acknowledge that the Existing Note Purchase Agreements and the Existing Notes shall be and are hereby amended to incorporate the provisions of this Section 1.

In the event any Additional Amount is required to be paid hereunder, the Company shall give each holder a reasonably detailed calculation thereof with respect to such holder's Notes not less than 10 days prior to the date on which such Additional Amount is required to be paid.

Section 2. Additional Amendments to Existing Note Purchase Agreements.

Section 2.1. Section 10.3 of the Existing Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

"Section 10.3. Consolidated Total Debt Coverage. The Obligors will not permit, as at the end of each fiscal quarter, the ratio of Consolidated Total Debt to Consolidated Operating Cash Flow to exceed (a) 5.25 to 1.00 for the fiscal quarter ending on March 31, 2002, (b) 5.25 to 1.00 for the fiscal quarter ending on June 30, 2002, (c) 4.50 to 1.00 for the fiscal quarter ending on September 30, 2002, (d) 3.50 to 1.00 for the fiscal quarter ending on December 31, 2002 or (e) 3.00 to 1.00 for the fiscal quarters ending on or after March 31, 2003, in each case for the immediately preceding four quarter period, taken as a single accounting period ending on the date of calculation."

Section 2.2. Section 10.4 of the Existing Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

"Section 10.4. Fixed Charge Coverage. The Obligors will not permit, as at the end of each fiscal quarter, the ratio of Consolidated Earnings Available for Fixed Charges to Consolidated Fixed Charges to be less than (a) 1.00 to 1.00 for the fiscal quarter ending on March 31, 2002, (b) 1.00 to 1.00 for the fiscal quarter ending on June 30, 2002, (c) 1.25 to 1.00 for the fiscal quarter ending on September 30, 2002 or (d) 2.00 to 1.00 each fiscal quarter ending on or after December 31, 2002, in each case for the immediately preceding four quarter period, taken as a single accounting period ending on the date of calculation."

Section 2.3. Section 12.5 of the Existing Note Purchase Agreements shall be and is hereby amended by adding "and no Default has occurred and is continuing" after the words "as of the end of two consecutive fiscal quarters".

Section 2.4. Schedule B to the Existing Note Purchase Agreements shall be and is hereby amended by adding the following definition thereto in alphabetical order:

"'Second Amendment Agreement' shall mean the Second Amendment Agreement dated as of May 13, 2002 to the Note Purchase Agreements dated as of September 10, 2001, as amended by the First Amendment Agreement, between and among the Obligors and the holders."

Section 3. Limited Waiver of Default under Existing Note Purchase Agreements.

The Required Holders waive the Events of Default arising under Section 10.3 and 10.12 of the Existing Purchase Agreements to the extent that (i) the Leverage Ratio was greater than 5.25 to 1.0 as of March 31, 2002, but not greater than 5.77 to 1.0, and (ii) the parties did not enter into a Security Agreement, within 30 days of the effective date of the First Amendment Agreement.

Section 4. Conditions Precedent.

Section 4.1. This Second Amendment Agreement shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied:

(a) Each holder shall have received this Second Amendment Agreement, duly executed by the Obligors.

(b) The holders shall have consented to this Second Amendment Agreement as evidenced by their execution thereof.

(c) The representations and warranties of the Obligors set forth in Section 4 hereof shall be true and correct in all material respects as of the date of the execution and delivery of this Second Amendment Agreement.

(d) Any consents or approvals from any holder or holders of any outstanding Security of the Obligors or any Subsidiary and any amendments of agreements pursuant to which any Securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.

(e) Each holder shall have received such Officer's Certificate and such certificates of a secretarial officer of each Obligor as it may reasonably request with respect to this Second Amendment Agreement and the transactions contemplated hereby.

(f) Each holder shall have received the opinion of counsel for the Obligors covering the matters set forth in Exhibit A hereto and such other matters incident to the transactions contemplated hereby as the holders may reasonably request.

(g) The Obligors shall have paid the fees and disbursements of the holders' special counsel, Chapman and Cutler, incurred in connection with the negotiation, preparation, execution and delivery of this Second Amendment Agreement and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Obligors at the time of the execution and delivery of this Second Amendment Agreement. Upon receipt of any supplemental statement after the execution of this Second Amendment Agreement, the Obligors will pay such additional fees and disbursements of the holders' special counsel which were not reflected in its accounting records as of the time of the delivery of the initial statement of fees and disbursements.

(h) The Obligors shall have paid to the holders, on a pro rata basis based on the aggregate outstanding principal amounts of the Notes held by said Noteholders on the date hereof a non-refundable fee of $100,000.

(i) Each holder shall have received a fully executed copy of the Second Amendment to Credit Agreement dated as of May 13, 2002 among the Obligors, the lender parties thereto and Bank One NA, as agent for such lenders (the "Second Amendment to Credit Agreement"), satisfactory in form and substance to the holders, a copy of which is attached hereto as Exhibit B.

(j) Each holder shall have received a fully executed copy of the Security Agreement dated as of May 13, 2002 among the Obligors, each subsidiary of the Obligors and Bank One NA, in its capacity as collateral agent (the "Security Agreement"), satisfactory in form and substance to the holders, a copy of which is attached hereto as Exhibit C.

(k) Each holder shall have received a fully executed copy of the First Amendment to Intercreditor and Collateral Agency Agreement dated as of May ____, 2002 among Bank One NA, in its capacity as collateral agent, agent and lender, the lenders party thereto and the holders party thereto (the "First Amendment to Intercreditor"), satisfactory in form and substance to the holders, a copy of which is attached hereto as Exhibit D.

(l) All corporate and other proceedings in connection with the transactions contemplated by this Second Amendment Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

Section 5. Representations and Warranties.

The Obligors hereby represent and warrant that as of the date hereof and as of the date of execution and delivery of this Second Amendment Agreement:

(a) Each Obligor is duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

(b) Each Obligor has the corporate power to own its property and to carry on its business as now being conducted.

(c) Each Obligor is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the failure to do so would, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), assets, operations, properties or prospects of such Obligor.

(d) This Second Amendment Agreement and the transactions contemplated hereby are within the corporate powers of each Obligor, have been duly authorized by all necessary corporate action on the part of each Obligor and this Second Amendment Agreement has been duly executed and delivered by each Obligor and constitute legal, valid and binding obligations of each Obligor enforceable in accordance with their respective terms.

(e) Each Obligor represents and warrants that there are no other defaults under the Existing Note Purchase Agreements other than defaults under the provisions of the Existing Note Purchase Agreements as a result of violations of Sections 10.3 and 10.12 thereof as a result of (i) the Consolidated Total Debt Coverage Ratio being greater than 5.25 to 1.0 as of March 31, 2002, but not greater than 5.77 to 1.0 and (ii) any default caused by the parties not having entered into a Security Agreement within 30 days of the effective date of the First Amendment Agreement.

(f) The execution, delivery and performance of this Second Amendment Agreement by each Obligor does not and will not result in a violation of or default under (A) the articles of incorporation or bylaws of such Obligor, (B) any material agreement to which each Obligor is a party or by which it is bound or to which such Obligor or any of its properties is subject, (C) any material order, writ, injunction or decree binding on each Obligor, or (D) any material statute, regulation, rule or other law applicable to each Obligor.

(g) No authorization, consent, approval, exemption or action by or notice to or filing with any court or administrative or governmental body (other than periodic filings with regulatory authorities, none of which are required to be filed as of the effective date of this Second Amendment Agreement) is required in connection with the execution and delivery of this Second Amendment Agreement or the consummation of the transactions contemplated thereby.

(h) The Obligors have not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby including, without limitation thereof, in connection with the Credit Agreement dated as of September 10, 2001, as amended among the Obligors, the lender parties thereto and Bank One NA, as agent for such lenders, other than (i) the reduction of total commitment under the Bank Credit Agreement from $125,000,000 to $100,000,000, (ii) the payment of legal fees of counsel to the Lenders and the Agent under the First Amendment to Credit Agreement and the Second Amendment to Credit Agreement, (iii) the payment of the fees referred to in Section 4.3 of the First Amendment to Credit Agreement in an aggregate amount not in excess of $125,000 plus such other fees payable to the Agent as have been separately agreed to by the Agent and Obligors in connection with the First Amendment to Credit Agreement and (iv) the payment of the fees referred to in Section 4(b) of the Second Amendment to Credit Agreement in an aggregate amount not in excess of $125,000 plus such other fees payable to the Agent as have been separately agreed to by the Agent and Obligors in connection with the Second Amendment to Credit Agreement.

(i) The Trigger Date has occurred on March 31, 2002.

(j) The additional amount of accrued interest (as contemplated in the First Amendment Agreement) for the period from January 1, 2002 up to but not including April 1, 2002 was $75,000, and $57,500 of such amount has been paid in full on March 10, 2002.

(k) The Leverage Ratio was greater than 5.25 to 1.00 as of March 31, 2002 and, accordingly, the Additional Amount which began to accrue as of April 1, 2002 up to but not including July 1, 2002 is $275,000 in the absence of any principal prepayment of the Notes.

Section 6. Miscellaneous.

Section 6.1. Except as amended herein, all terms and provisions of the Existing Note Purchase Agreements, the Existing Notes, the Pledge Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 6.2. Any and all notices, requests, certificates and other instruments, including the Notes, may refer to any of the Financing Documents without making specific reference to this Second Amendment Agreement, but nevertheless all such references shall be deemed to include this Second Amendment Agreement unless the context shall otherwise require. Your acceptance hereof will also constitute your agreement that prior to any sale, assignment, transfer, pledge or other disposition by you of any Notes, you shall either (i) impose on the Notes so to be disposed of an appropriate endorsement referring to this Second Amendment Agreement as binding on the parties hereto and upon any and all future holders of such Notes or (ii) at your option at any time, surrender such Notes for new Notes of the same form and tenor as the Notes so surrendered but revised to contain express textual reference to this Second Amendment Agreement. All expenses for the preparation of such new Notes and the exchange for such new Notes are to be borne by the Obligor.

Section 6.3. This Second Amendment Agreement and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All covenants made by the Obligors herein shall survive the closing and the delivery of this Second Amendment Agreement.

Section 6.4. This Second Amendment Agreement shall be governed by and construed in accordance with Illinois law.

Section 6.5. The capitalized terms used in this Second Amendment Agreement shall have the respective meanings specified in the Note Purchase Agreements unless otherwise herein defined, or the context hereof shall otherwise require.

The execution hereof by the holders shall constitute a contract among the Obligors and the holders for the uses and purposes hereinabove set forth. This Second Amendment Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Astec Industries, Inc.

By /s/ Richard W. Bethea

Its Executive Vice President and Secretary

Astec Financial Services, Inc.

By /s/ Albert E. Guth

Its President

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

American United Life Insurance Company

By /s/ Christopher D. Pahlke

Name: Christopher D. Pahlke

Title: Vice President

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

The Guardian Life Insurance Company of America

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

The Guardian Insurance & Annuity Company, Inc.

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

Fort Dearborn Life Insurance Company

By: Guardian Investor Services LLC

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

The Berkshire Life Insurance Company of America

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

National Life Insurance Company

By

Name:

Title:

Life Insurance Company of the Southwest

By

Name:

Title:

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Unum Life Insurance Company of America

By: Provident Investment Management, LLC, its Agent

By /s/ David Fussell

Name: David Fussell

Title: Senior Vice President

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

United of Omaha Life Insurance Company

By /s/ Edwin H. Garrison, Jr.

Name: Edwin H. Garrison, Jr.

Title: First Vice President

Companion Life Insurance Company

By /s/ Edwin H. Garrison, Jr.

Name: Edwin H. Garrison, Jr.

Title: Authorized Signer

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Nationwide Life Insurance Company

By /s/ Mark W. Poeppelman

Name: Mark W. Poeppelman

Title: Associate Vice President

Nationwide Life and Annuity Insurance Company

By /s/ Mark W. Poeppelman

Name: Mark W. Poeppelman

Title: Associate Vie President

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Teachers Insurance and Annuity Association of America

By /s/ Estelle Simsolo

Name: Estelle Simsolo

Title: Director-Private Placements

Name of Holder	Outstanding Principal Amount and Series of Notes Held as of March 12, 2002
American United Life Insurance Company	$3,000,000
CUDD & CO. (as nominee of The Guardian Life Insurance Company of America)	$5,000,000 $2,500,000
CUDD & CO. (as nominee of The Berkshire Life Insurance Company of America)	$5,000,000
CUDD & CO. (as nominee of The Guardian Insurance & Annuity Company, Inc.)	$1,000,000
Bank One & Co. (as nominee of Fort Dearborn Life Insurance Company)	$1,000,000 $500,000
National Life Insurance Company	$4,000,000
Life Insurance Company of the Southwest	$3,000,000
CUDD & CO. (as nominee of Unum Life Insurance Company of America)	$15,000,000
United of Omaha Life Insurance Company	$13,000,000
Companion Life Insurance Company	$2,000,000
Nationwide Life Insurance Company	$5,000,000
Nationwide Life and Annuity Insurance Company	$2,000,000
Teachers Insurance and Annuity Association of America	$18,000,000